UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.             )

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eSpeed, Inc.

(Name of Registrant as Specified In Its Charter)

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November 15, 2006

Dear Stockholder:

You are cordially invited to attend our 2006 Annual Meeting of Stockholders, which will be held at the Hôtel Plaza Athénée, 37 East 64th Street at Madison Avenue, New York, NY 10021, on Thursday, December 14, 2006, commencing at 10:00 a.m. (local time). We look forward to greeting as many of our stockholders as are able to be with us.

At the Annual Meeting, you will be asked to consider and vote upon (i) the election of five directors; and (ii) such other business as may properly come before the Meeting and any adjournment thereof.

We hope you will find it convenient to attend the Annual Meeting in person. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, TO ENSURE YOUR REPRESENTATION AT THE MEETING AND THE PRESENCE OF A QUORUM, PLEASE COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY CARD, for which a return envelope is provided or cast your vote on the Internet. No postage need be affixed to the return envelope if it is mailed in the United States.

Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. You can vote your shares using the Internet or by completing and returning the enclosed proxy card by mail. Please vote as soon as possible.

Our Annual Report for the fiscal year ended December 31, 2005 is being mailed to you together with the enclosed proxy materials.

Sincerely,

Howard W. Lutnick

Chairman of the Board of Directors

eSpeed, Inc.

110 East 59th Street

New York, NY 10022

Notice of 2006 Annual Meeting of Stockholders

NOTICE IS HEREBY GIVEN that our 2006 Annual Meeting of Stockholders will be held at the Hôtel Plaza Athénée, 37 East 64th Street at Madison Avenue, New York, NY 10021, on Thursday, December 14, 2006, commencing at 10:00 a.m. (local time), for the following purposes:

(1)	To elect five (5) directors to hold office until the next annual meeting and until their successors are duly elected and qualified; and

(2)	To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

Only holders of record of our Class A common stock or our Class B common stock at the close of business on October 27, 2006 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

By Order of the Board of Directors,

STEPHEN M. MERKEL

Secretary

November 15, 2006

YOUR VOTE IS IMPORTANT.

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED

PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE

OR CAST YOUR VOTE ON THE INTERNET.

eSpeed, Inc.

110 East 59th Street

New York, NY 10022

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of Proxies by and on behalf of our Board of Directors to be used at our 2006 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on December 14, 2006, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of 2006 Annual Meeting. Our Annual Report for the fiscal year ended December 31, 2005 accompanies this Proxy Statement. This Proxy Statement and accompanying materials are expected to be first sent or given to our stockholders on or about November 15, 2006.

The close of business on October 27, 2006 has been fixed as the record date (the “Record Date”) for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of record as of that date of shares of our Class A common stock, $0.01 par value per share, or of our Class B common stock, $0.01 par value per share, are entitled to notice of and to vote at the Annual Meeting. Our Class A common stock and our Class B common stock are sometimes collectively referred to herein as our “Common Equity.”

Each share of our Class A common stock entitles the holder thereof to one vote per share on each matter presented to stockholders for approval at the Annual Meeting. Each share of our Class B common stock entitles the holder thereof to 10 votes per share on each matter presented to stockholders for approval at the Annual Meeting. On the Record Date, there were 29,759,139 shares of our Class A common stock and 20,497,800 shares of our Class B common stock, for a total of 50,256,939 shares of our Common Equity, outstanding and entitled to vote.

Stockholders can vote their shares on the Internet or by mail. To vote using the Internet, please visit www.proxyvote.com and follow the instructions. To vote by mail, please complete, date, sign and return the enclosed Proxy Card in the enclosed envelope.

A stockholder’s voting on the Internet or by completing and returning the enclosed Proxy Card.

Execution of a Proxy Card by a stockholder will not affect such stockholder’s right to attend the Annual Meeting and to vote in person. Any stockholder who votes on the Internet or submits an executed Proxy Card has a right to revoke the Proxy at any time before it is voted by advising Stephen M. Merkel, our Secretary, in writing of such revocation, by changing the stockholder’s vote on the Internet, by executing a later-dated Proxy which is presented to us at or prior to the Annual Meeting, or by appearing at the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a Proxy.

The required quorum for the transaction of business at the Annual Meeting is a majority of the collective voting power represented by the shares of our Common Equity issued and outstanding on the Record Date (the “Total Voting Power”), which shares must be present in person or represented by Proxy at the Annual Meeting.

With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be counted for purposes of determining the presence or absence of a quorum, but will have no other effect. Broker non-votes, if any, will be counted for purposes of determining the presence or absence of a quorum, but will not be counted for the purpose of determining whether stockholders have elected any director. A broker non-vote occurs when a nominee holding a share for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. Pursuant to the trust agreement governing our eSpeed, Inc. Deferral Plan for Employees of Cantor Fitzgerald, L.P. and its Affiliates (the “Deferral Plan”), the trustee of our Deferral Plan will not, except as otherwise required by law, vote shares of our Class A common stock held in the trust as to which the trustee has not received voting instructions from Plan participants.

Unless specified otherwise, the Proxies will be voted for the election of all the nominees to serve as our directors. In the discretion of the Proxy holders, the Proxies will also be voted for or against such other matters as may properly come before the Annual Meeting. Management is not aware of any other matters to be presented for action at the Annual Meeting.

Our principal executive offices are located at 110 East 59th Street, New York, NY 10022, and our telephone number is (212) 610-2200.

This Proxy Statement is accompanied by the Company’s 2005 Annual Report, which includes the Company’s Form 10-K for the year ended December 31, 2005 that we have previously filed with the Securities and Exchange Commission (the “SEC”) and that includes our audited financial statements. We file reports, proxy statements and other information with the SEC that can be accessed through the SEC’s Web site (www.sec.gov) or can be reviewed and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call (202) 551-8909 for further information on the Public Reference Room. To obtain documents from us, please direct requests in writing or by telephone to eSpeed, Inc., 110 East 59th Street, New York, NY 10022, Phone: (212) 610-2200, Attention: Secretary. We will send you the requested documents without charge; however, a reasonable fee will be charged for exhibits.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors is currently composed of seven members. Two of our current directors, Kevin Foley and Hank Morris, will not stand for re-election at the Annual Meeting. Our Board, upon recommendation of our current four independent directors, has nominated five persons for election as directors at the 2006 Annual Meeting. All of the nominees are currently members of our Board. Information with respect to the five nominees for election as directors is set forth below. All of the nominees are to be elected at the Annual Meeting and to serve until their successors are duly elected and qualified. All of the nominees listed below are expected to serve as directors if they are elected. If any nominee should decline or be unable to accept such nomination or to serve as a director (an event which our Board does not now expect), our Board reserves the right to nominate another person or to vote to reduce the size of our Board. In the event another person is nominated, the Proxy holders intend to vote the shares to which the Proxy relates for the election of the person nominated by our Board. There is no cumulative voting for directors.

Name	Age	Director Since	Principal Occupations During the Last Five Years; Other Directorships
Howard W. Lutnick	45	1999	Mr. Lutnick has been our Chairman of the Board of Directors and Chief Executive Officer since June 1999 and was our President from September 2001 to May 2004. Mr. Lutnick joined Cantor Fitzgerald, L.P. (“Cantor”) in 1983 and has served as President and Chief Executive Officer of Cantor since 1992. Mr. Lutnick’s company, CF Group Management, Inc., is the managing general partner of Cantor. Mr. Lutnick is a member of the Board of Managers of Haverford College, the Board of Directors of the Fisher Center for Alzheimer Research Foundation at the Rockefeller University, the Executive Committee of the USS Intrepid Museum Foundation’s Board of Trustees and the Board of Directors of the Solomon Guggenheim Museum Foundation.

Lee M. Amaitis	56	2001	Mr. Amaitis has been our Vice Chairman since May 2004 and a director since September 2001. From September 2001 to May 2004, Mr. Amaitis served as our Global Chief Operating Officer. Mr. Amaitis has been Vice Chairman of eSpeed International Limited since December 1999 and, since October 1, 2004, Chairman and Chief Executive Officer of BGC Partners, L.P. (“BGC”). Mr. Amaitis has also been President and Chief Executive Officer of BGC International (formerly Cantor Fitzgerald International) and Cantor Fitzgerald Europe since March 1995. Prior to joining Cantor, Mr. Amaitis was Managing Partner and Senior Managing Director of Cowen Government Brokers from April 1991 to February 1995 and was Manager MBS and Limited Partner of Cowen & Co. from February 1989 to April 1991.

John H. Dalton	64	2002	Mr. Dalton has been our director since February 2002. In January 2005, Mr. Dalton became the President of the Housing Policy Council of the Financial Services Roundtable, a trade association and lobbying organization composed of large financial services companies. Mr. Dalton was President of IPG Photonics Corp., a company that designs, develops and manufactures a range of advanced amplifiers and lasers for the telecom and industrial markets, from September 2000 to December 2004. From May 1999 to June 2000, Mr. Dalton was Chairman and Chief Executive Officer of EPCAD Systems, a company that researches and develops electroplasma technology for the metals industry. Mr. Dalton served as Secretary of the United States Navy from July 1993 to November 1998. Mr. Dalton serves on the Board of Directors of TransTechnology Corp., a

Name	Age	Director Since	Principal Occupations During the Last Five Years; Other Directorships
			company that designs and manufactures defense and aerospace products, IPG Photonics Corp., Nationwide Financial Services, Inc., a provider of long-term savings and retirement products in the United States, and Fresh Del Monte Produce Inc., a producer and marketer of fresh produce.

Barry R. Sloane	51	2006	Mr. Sloane has been our director since September 27, 2006. Mr. Sloane has been Co-President, and Co-Chief Executive Officer of Century Bancorp, Inc. since April 2006 and Co-President and Co-Chief Executive Officer of Century Bank since April 2005. From April 2004 to April 2005, Mr. Sloane was Executive Vice President and Co-Chief Operating Officer for Century Bank and its holding company, Century Bancorp, Inc. From October 2001 to March 2004 he was a Managing Director of Steinberg, Priest and Sloane Capital Management, LLC. Mr. Sloane is a Trustee and Chairman of the Finance Committee of the USS Intrepid Museum Foundation, Trustee, Treasurer and Chairman of the Investment Committee of the Fisher Center for Alzheimer Research Foundation at the Rockefeller University, Trustee of the Beth Israel Deaconess Medical Center, Trustee of the Savings Bank Employees Retirement Association, a Director of the American Skin Association and a member of the Dean’s Council of the John F. Kennedy School of Government at Harvard University.

Albert M. Weis	79	2002	Mr. Weis has been our director since September 2002. Mr. Weis has been President of A.M. Weis & Co., Inc., a money management company, since 1976. Mr. Weis was Chairman of the New York Cotton Exchange from 1997 to 1998, 1981 to 1983 and 1977 to 1978. From 1998 to 2000, Mr. Weis was Chairman of the New York Board of Trade. From 1996 to 1999, Mr. Weis was a director and chairman of the Audit Committee of Synetic, Inc., a company that designs and manufactures data storage products, and, from 1999 to 2001, he was a director and chairman of the Audit Committee of Medical Manager Corporation (successor to Synetic, Inc.).

VOTE REQUIRED FOR APPROVAL

The five nominees receiving a plurality of the Total Voting Power present in person or by Proxy at the Annual Meeting and entitled to vote on the election of directors will be elected as directors.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE FIVE NOMINEES FOR DIRECTOR.

Independence of Directors

Our Board of Directors has determined that each of our nominees, other than Messrs. Lutnick and Amaitis, qualifies as an “independent director” in accordance with the published listing requirements of The NASDAQ Stock Market (“NASDAQ”). The NASDAQ independence definition consists of a series of objective tests, including that the director is not an officer or employee of ours and has not engaged in various types of business dealings with us. In addition, as further required by NASDAQ rules, our Board has made a subjective determination with respect to each independent director that no relationships exist which, in the opinion of our Board, would interfere with the exercise of independent judgment by each such director in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the individual directors and us with regard to each director’s business and personal activities as they may relate to us and our management.

On August 1, 2006, the NASDAQ Stock Market became a registered national securities exchange. In addition, NASDAQ changed the name of the NASDAQ National Market to the NASDAQ Global Market. Accordingly, our shares of Class A Common Stock, which had been listed on the NASDAQ National Market, are now listed on the NASDAQ Global Market.

Compensation of Directors

Directors who are employees of the Company do not receive additional compensation for serving as directors. Under our current policy, eSpeed pays to each non-employee director of our Board of Directors annual compensation of $25,000. We also pay $2,000 for each meeting of our Board and $1,000 for each meeting of a committee of our Board actually attended, whether in person or by telephone. Under our policy, none of our non-employee directors is paid more than $3,000 in the aggregate for attendance at meetings held on the same date. Non-employee directors also are reimbursed for all out-of-pocket expenses incurred in attending meetings of our Board or committees of our Board.

In addition to the cash compensation described above, under our current policy, upon the appointment or initial election of an non-employee director, at the option of such non-employee director, we issue to each non-employee director either (i) restricted stock units equal to the value of shares of our Class A common stock that could be purchased for $70,000 at the closing price of such Class A common stock on the trading date immediately preceding the appointment or initial election of an non-employee director (rounded down to the next whole share) or (ii) options having an equivalent value, based on a Black-Scholes formula, of shares of our Class A common stock that could be purchased for $70,000 at the closing price of such Class A common stock on the trading date immediately preceding the date of such meeting (rounded down to the next whole share). These restricted stock units issued upon the appointment or initial election of a non-employee director vest equally on each of the first two anniversaries of the grant date, provided that the non-employee director is a member of our Board of Directors at the opening of business on such date. These options issued upon the appointment or initial election of an non-employee director vest equally on each of the first two anniversaries of the grant date, provided that the optionee is still an non-employee director of our Board at the opening of business on such date.

We also issue to each non-employee director on an annual basis, in consideration for services provided, at the option of such non-employee director, either (i) restricted stock units equal to the value of shares of our Class A common stock that could be purchased for $35,000 at the closing price of such Class A common stock on the trading date immediately preceding the date of such meeting (rounded down to the next whole share) or (ii) options having an equivalent value, based on a Black-Scholes formula, of shares of our Class A common stock that could be purchased for $35,000 at the closing price of such Class A common stock on the trading date immediately preceding the date of such meeting (rounded down to the next whole share). These restricted stock units issued on an annual basis vest on the first anniversary of the grant date, provided that the non-employee director is a member of our Board of Directors at the opening of business on such date. These options issued on an annual basis vests on the first anniversary of the grant date, provided that the optionee is still a non-employee director of our Board at the opening of business on such date.

The restricted stock units and options (described above) are granted pursuant to our Amended and Restated 1999 Long Term Incentive Plan ( the “LTIP”). Such restricted stock units and options are subject to the terms and conditions of the LTIP under which they are awarded and the execution and delivery of agreements with each recipient. Each option has a term of 10 years, and the exercise price for each option is equal to the closing price for the Class A common stock on the business day immediately preceding the date of grant, as reported on the NASDAQ.

Meetings and Committees of our Board of Directors

Our Board of Directors held 15 meetings during the year ended December 31, 2005. In addition to meetings, our Board and its committees reviewed and acted upon matters by unanimous written consent from time to time.

Our Board of Directors has an Audit Committee and a Compensation Committee. The members of the Audit Committee are currently Messrs. Dalton, Morris, Sloane and Weis, all of whom qualify as “independent” in accordance with the published listing requirements of NASDAQ. Mr. Morris has determined not to stand for re-election to the Board of Directors, Audit and Compensation Committees and his term expires on the date of the Annual Meeting. The members of the Audit Committee also each qualify as “independent” under special standards established by the U.S. Securities and Exchange Commission (the “SEC”) for members of audit committees, and the Audit Committee includes at least one member who is determined by our Board of Directors to also meet the qualifications of an “audit committee financial expert” in accordance with the SEC rules. Messrs. Weis, Morris and Sloane are independent directors who have been determined to be audit committee financial experts.

The Audit Committee selects our independent registered public accounting firm (“our Auditors”), consults with our Auditors and with management with regard to the adequacy of our financial reporting, internal control over financial reporting and the audit process and considers any permitted non-audit services to be performed by our Auditors. The Audit Committee held 15 meetings during the year ended December 31, 2005. Mr. Albert M. Weis replaced Mr. William J. Moran as Chairman of the Audit Committee in November 2005. Mr. Morris was appointed to the Audit Committee in April 2005 and Mr. Sloane in September 2006.

During 2005, our Audit Committee specifically approved the appointment of Deloitte & Touche LLP (“Deloitte”) to be our Auditors for the year ending December 31, 2006. Deloitte was also approved to perform reviews, pursuant to Statement of Accounting Standards No. 71, of our quarterly financial reports for the year ending December 31, 2006, and certain other audit related services such as accounting consultations. Pursuant to our Audit Committee Charter, the Audit Committee will pre-approve all audit services, internal control-related services and permitted non-audit services (including the fees and other terms thereof) to be performed for us by Deloitte, subject to the minimum exception for permitted non-audit services that are approved by the Audit Committee prior to completion of the audit.

The members of the Compensation Committee are currently Messrs. Dalton, Morris, Sloane and Weis, all of whom are non-employee directors. The Compensation Committee is responsible for reviewing and approving all compensation arrangements for our executive officers and for administering our LTIP and 2003 Incentive Bonus Plan. The Compensation Committee held five meetings during the year ended December 31, 2005. Mr. Moran resigned from the Compensation Committee in November 2005, and Mr. Morris became Chairman of the Compensation Committee at that time. Mr. Morris joined the Compensation Committee in April 2005. On September 27, 2006, Mr. Sloane was appointed to the Compensation Committee.

During 2005, no director attended fewer than 75% of the total number of meetings of the Board of Directors and the committees of which he was a member.

Nominating Process

Our Board of Directors does not have a separate nominating committee or committee performing similar functions and does not have a nominating committee charter. As a result, all directors participate in the consideration of director nominees that are recommended for selection by a majority of the independent directors as defined by NASDAQ rules. The Board believes that such participation of all directors is appropriate given the size of the Board and the level of participation of our independent directors in the nomination process. The Board will also consider qualified director candidates identified by a member of senior management or by a stockholder. However, it is our general policy to re-nominate qualified incumbent directors and, absent special circumstances, the Board will not consider other candidates when a qualified incumbent consents to stand for re-election. A stockholder wishing to submit a proposal for a director candidate should follow the instructions set forth in the section below entitled “Stockholder Proposals.”

The Board of Directors considers the following minimum criteria when reviewing a director nominee: (1) director candidates must have the highest character and integrity, (2) director candidates must be free of any conflict of interest which would violate applicable laws or regulations or interfere with the proper performance of the responsibilities of a director, (3) director candidates must possess substantial and significant experience which would be of particular importance in the performance of the duties of a director, (4) director candidates must have sufficient time available to devote to our affairs in order to carry out the responsibilities of a director, and (5) director candidates must have the capacity and desire to represent the best interests of our stockholders. The Board screens candidates, does reference checks and conducts interviews, as appropriate. The Board does not evaluate nominees for director any differently because the nominee is or is not recommended by a stockholder.

Mr. Barry R. Sloane was appointed as a member of the Board of Directors on September 27, 2006. In early 2006, Mr. Lutnick and Mr. Dalton discussed the possible nomination of Mr. Sloane as a member of the Board. In June 2006, Mr. Lutnick and Mr. Dalton discussed Mr. Sloane’s qualifications with the other members of the Board, and Messrs. Weis and Morris agreed to interview him. Following these meetings and discussions with all members of the Board, the independent directors then recommended to the full Board that Mr. Sloane be appointed to the Board to fill the vacancy left by Mr. Moran. Mr. Sloane’s appointment was approved by the Board on September 27, 2006.

Executive Sessions

In order to comply with NASDAQ rules, the Board of Directors has resolved that it will continue to schedule at least two meetings a year in which the independent directors will meet without the directors who are executive officers of the Company.

Annual Meetings

The Board of Directors has not adopted any specific policy with respect to the attendance of directors at annual meetings of stockholders of the Company. At last year’s annual meeting of stockholders, held on June 16, 2005, one of the Company’s directors was in attendance.

Communications with the Board of Directors

Stockholders may contact any member of the Board of Directors by addressing their correspondence to any director, c/o eSpeed, Inc., 110 E. 59th Street, New York, NY 10022, Attention: Secretary. The Secretary will forward all such correspondence to the named director. If you wish to propose director candidates or make other proposals relating to an annual meeting of stockholders, please follow the instructions set forth in the section below entitled “Stockholder Proposals.”

EXECUTIVE OFFICERS

Our executive officers are appointed annually by our Board of Directors and serve at the discretion of our Board. In addition to Messrs. Lutnick and Amaitis, who serve as members of the Board, our executive officers, their respective ages and positions and certain other information with respect to each of them are as follows:

Kevin Foley, 46, has been our President and served as a director since May 2004. Mr. Foley will not stand for re-election to the Board of Directors, effective with the election of directors at the Annual Meeting. Prior to joining us, Mr. Foley served as Chief Executive Officer of Bloomberg Tradebook, LLC, a global institutional electronic brokerage he founded in 1995. Mr. Foley also served as Global Head of Electronic Marketing and as Global Head of Foreign Exchange for Bloomberg, where he was responsible for electronic trading applications for equities, fixed income, and energy and foreign exchange markets. Prior to joining Bloomberg, Mr. Foley was a U.S. government bond trader for Drexel Burnham Lambert.

Stephen M. Merkel, 48, has been our Executive Vice President, General Counsel and Secretary since September 2001 and was our Senior Vice President, General Counsel and Secretary from June 1999 to September 2001. Mr. Merkel was our director from September 2001 until October 2004. Mr. Merkel has been Executive Managing Director, General Counsel and Secretary of Cantor since December 2000 and was Senior Vice President, General Counsel and Secretary of Cantor from May 1993 to December 2000. Mr. Merkel is on the Board of Directors of Freedom International Brokerage Company. Prior to joining Cantor, Mr. Merkel was Vice President and Assistant General Counsel of Goldman Sachs & Co. from February 1990 to May 1993. From September 1985 to January 1990, Mr. Merkel was associated with the law firm of Paul, Weiss, Rifkind, Wharton & Garrison.

Paul Saltzman, 45, has been our Chief Operating Officer since June 2004. Prior to joining us, from 1995 to June 1, 2004, Mr. Saltzman was the Executive Vice President and General Counsel for The Bond Market Association, the trade association for the fixed income industry. Mr. Saltzman served as in-house counsel for Greenwich Capital Markets from 1994 to 1995 and for Kidder, Peabody & Co. from 1990 to 1994; from 1985 to 1990, he was an attorney for New York and Washington, D.C.-based law firms. Since January 2006, Mr. Saltzman has served as a member of the Bond Market Association’s Board of Directors in the capacity of Chairman of the Brokers Advisory Committee.

Frank V. Saracino, 40, has been our Interim Chief Accounting Officer since July 2006 and our Vice President and Global Controller since September 2004. Prior to joining us, from 2003 to 2004 Mr. Saracino served as an independent financial consultant. From 1996 to 2002, Mr. Saracino worked for Deutsche Bank Securities, Inc. as an investment banking Vice President focusing on Telecommunications Corporate Finance transactions and as a Vice President and Investment Banking Controller. Mr. Saracino has served as Treasurer of The John Adams Owners, Inc., a residential cooperative, since June 2003.

EXECUTIVE COMPENSATION

The following table provides certain summary information concerning all compensation earned for the year ended December 31, 2005, the year ended December 31, 2004 and the year ended December 31, 2003 by our Chief Executive Officer and each of our four other most highly compensated executive officers serving as of December 31, 2005 (collectively, the “Named Executive Officers”):

Summary Compensation Table

Long-Term Compensation Awards
	Year	Annual Compensation		Bonus					Other Compensation (4)
Name and Principal Position		Salary					Securities Underlying Options (#)
Howard W. Lutnick Chairman and Chief Executive Officer	2005 2004 2003	$1,000,000 1,000,000 400,000		$	— — 600,000		— 1,000,000 1,000,000		$3,000 3,000 3,000
Lee M. Amaitis Vice Chairman	2005 2004 2003	354,166 900,000 450,000			— — 500,000		— 250,000 200,000		— — —
Kevin Foley President	2005 2004 2003	900,000 600,000 —	(1)		800,000 400,000 —		— 875,000 —	(3)	3,000 — —
Stephen M. Merkel Executive Vice President, General Counsel and Secretary	2005 2004 2003	600,000 600,000 250,000			150,000 150,000 500,000		— 100,000 100,000		3,000 3,000 3,000
Paul Saltzman Chief Operating Officer	2005 2004 2003	550,000 291,666 —	(2)		550,000 400,000 —	(2) (2)	— 350,000 —	(3)	— — —

(1)	Amount paid in 2004 based on hire date of May 1, 2004 at an annual salary of $900,000 pursuant to employment agreement.

(2)	Amount paid in 2004 based on hire date of June 1, 2004 and annual salary of $500,000 and guaranteed bonus of $300,000 for 2004, and signing bonus of $50,000 pursuant to employment agreement. Amount paid in 2005 includes a guaranteed bonus of $300,000.

(3)	On May 3, 2004, Kevin Foley was granted 500,000 options and on April 29, 2004, Paul Saltzman was granted 200,000 options. The remaining options were granted on December 20, 2004.

(4)	Consists of matching contributions by us under our Deferral Plan and paid in shares of Class A common stock.

There were no options or SARs granted during 2005 to any of our Named Executive Officers.

The following table provides information, with respect to the Named Executive Officers, concerning options exercised in 2005 and held as of December 31, 2005. There were no SARs held at fiscal year end by any of the Named Executive Officers.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-The-Money Options at Fiscal Year End
			Exercisable	Unexercisable	Exercisable	Unexercisable
Howard W. Lutnick	—	—	7,125,000	—	$3,915,000	—
Lee M. Amaitis	—	—	1,212,500	—	619,875	—
Kevin Foley	—	—	875,000	—	—	—
Stephen M. Merkel	—	—	610,000	—	287,100	—
Paul Saltzman	—	—	350,000	—	—	—

Employment Agreements

We entered into an employment agreement with Kevin Foley, our President, dated April 23, 2004 (the “Foley Agreement”). The Foley Agreement provides for Mr. Foley to serve us as our President for a term beginning on May 3, 2004 and ending on December 31, 2006. The Foley Agreement provides for an annual base salary of $900,000. In addition, it provides for a bonus payment (i) in 2004 of between $600,000 and $900,000 and (ii) in each of 2005 and 2006 of at least $600,000, subject in each such year to our achievement of certain operating earnings milestones. The Foley Agreement also provides that Mr. Foley would receive options to purchase 500,000 shares of our Class A common stock in accordance with the terms of our LTIP. These options were granted to Mr. Foley on May 3, 2004 at an exercise price of $17.43 per share and vested in equal installments every quarter for four years after the date of grant; provided that all such option shares became fully vested and exercisable upon the death of Mr. Foley while employed. On December 20, 2004, our Board of Directors accelerated the vesting of the remaining unvested stock options. These options were out-of-the-money at the time of vesting.

We entered into an employment agreement with Paul Saltzman, our Chief Operating Officer, dated April 29, 2004 (the “Saltzman Agreement”). The Saltzman Agreement provides for Mr. Saltzman to serve us in such capacity for a term beginning on May 24, 2004 and ending on December 31, 2006. The Saltzman Agreement provides for a signing bonus of $50,000, an annual base salary of $500,000, and a guaranteed bonus payment of $300,000 in each of 2004, 2005 and 2006. The Saltzman Agreement also provides that Mr. Saltzman would receive options to purchase 200,000 shares of our Class A common stock in accordance with the terms of our LTIP. These options were granted to Mr. Saltzman on April 29, 2004 at an exercise price of $17.67 per share and vested in equal installments every quarter for four years after the date of grant; provided that all such option shares became fully vested and exercisable upon the death of Mr. Saltzman while employed. On December 20, 2004, our Board of Directors accelerated the vesting of the remaining unvested stock options. These options were out-of-the-money at the time of vesting. On March 15, 2006, we amended Mr. Saltzman’s employment agreement. The amendment provides for an annual base salary of $800,000 and an annual bonus of $200,000 in 2006.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of our Board of Directors currently consists of Messrs. Dalton, Morris, Sloane and Weis. All of the members of our Compensation Committee are non-employee directors and are not former officers. During 2005, none of our executive officers served as a member of the board of directors or on the compensation committee of a corporation where any of its executive officers served on our Compensation Committee or on our Board.

REPORT OF THE COMPENSATION COMMITTEE OF OUR

BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Compensation Committee reviews and recommends to eSpeed’s Board of Directors for its approval the salaries and bonuses of eSpeed’s executive officers. In addition, the Compensation Committee administers eSpeed’s Amended and Restated 1999 Long-Term Incentive Plan, eSpeed’s 2003 Incentive Bonus Compensation Plan and eSpeed’s Employee Stock Purchase Plan, which has been suspended as a result of the events of September 11, 2001.

Compensation Philosophy

eSpeed’s executive compensation program is designed to integrate compensation with the achievement of eSpeed’s short- and long-term business objectives and to assist eSpeed in attracting, motivating and retaining the highest quality executives.

Executive compensation is composed of three components: (i) a base salary, which is designed to attract talented employees and contribute to retaining, motivating and rewarding individual performance; (ii) an incentive bonus of cash and/or stock, which is intended to tie financial reward with the achievement of eSpeed’s short-term performance objectives; and (iii) a long-term incentive program, including options and restricted stock units, which is designed to promote the achievement of long-term performance goals and to align the long-term interests of eSpeed’s executive officers with those of eSpeed’s stockholders.

The Compensation Committee generally intends that compensation paid to eSpeed’s Chief Executive Officer and the other Named Executive Officers not be subject to the limitation on tax deductibility under Section 162(m) of the Internal Revenue Code, as amended (the “Code”), so long as this can be achieved in a manner consistent with the Committee’s other objectives. Section 162(m) of the Code generally eliminates a corporation’s tax deduction in a given year for payments to certain Named Executive Officers in excess of $1 million, unless the payments are qualified “performance-based” compensation as defined in Section 162(m) of the Code.

Base Salary Compensation

The Compensation Committee believes that the retention of executives who have developed the skills and expertise required to lead eSpeed’s organization is vital to eSpeed’s competitive strength. The Compensation Committee further believes that attracting other key employees who can supplement the efforts of eSpeed’s existing executives is absolutely critical. To this end, it is the Compensation Committee’s policy to establish base pay at competitive levels.

Incentive Bonus Compensation

The Compensation Committee believes that compensation should vary with corporate performance and that a significant portion of compensation should continue to be linked to the achievement of business goals. In March 2003, the Compensation Committee approved eSpeed’s 2003 Incentive Bonus Compensation Plan, which provides a means for the payment of qualified “performance-based” compensation in the form of bonuses to certain of eSpeed’s senior officers while preserving eSpeed’s tax deduction. In October 2003, eSpeed’s stockholders approved the 2003 Incentive Bonus Compensation Plan.

On March 29, 2006, the Compensation Committee determined that the executive officers of eSpeed, including Howard Lutnick, Lee Amaitis, Kevin Foley, Stephen Merkel and Paul Saltzman, would be participating executives for 2006 in eSpeed’s 2003 Incentive Bonus Compensation Plan. The Compensation Committee set 2006 bonus opportunities of a bonus equal to the maximum amount allowed for each individual pursuant to the terms of the 2003 Incentive Bonus Compensation Plan, provided that (i) eSpeed achieves operating profits for 2006, as calculated on the same basis as eSpeed’s 2005 earnings release, (ii) eSpeed achieves an increase in market position of any of its products as compared to 2005 or (iii) eSpeed achieves improvement as compared to 2005 in any of the financial results or metrics reported in eSpeed’s earnings release, in each case calculated on the same basis as eSpeed’s 2005 earnings release. Notwithstanding the foregoing, the Compensation Committee may, in its sole and absolute discretion, reduce the amount of any bonus payment based on any factors as it shall determine, including whether and the extent to which the foregoing or any other corporate, as well as individual, performance objectives have been achieved.

Grants of Options or Restricted Stock Units

It is the general policy of the Compensation Committee to award options, restricted stock units or other incentive compensation to eSpeed’s executive officers and other key employees in order to align their interests with those of eSpeed’s long-term investors and to help attract and retain these persons. To that end, there is ongoing review by the Compensation Committee of the market price of eSpeed’s Class A common stock and the exercise price of options. It is the Compensation Committee’s goal to preserve this incentive as an effective tool in motivating and retaining executives.

In 2005, the Compensation Committee ratified and re-granted authority to the Company’s Chief Executive Officer to grant options or restricted stock units to the non-executive officers of the Company. In 2005, the Compensation Committee did not grant options or restricted stock units to any of the Company’s executive officers. On August 22, 2006, the Compensation Committee granted Mr. Lutnick an option to purchase 250,000 shares of Class A common stock at an exercise price of $8.42, the closing price on August 22, 2006. The option will vest and become exercisable as to 1/16th of the total number of shares of stock subject to the option on each three-month anniversary of the date of grant.

Compensation of eSpeed’s Chief Executive Officer

In 2005, Mr. Lutnick was paid a salary of $1,000,000 and did not receive a salary increase, a bonus or any options or restricted stock units during 2005, although Mr. Lutnick was granted an option to purchase 250,000 shares of Class A common stock on August 22, 2006. The Compensation Committee considered several factors in establishing eSpeed’s Chief Executive Officer’s compensation for 2005, including market pay practices, performance level, changes in pre-tax operating earnings per share from the prior year, contributions toward achievement of strategic goals and eSpeed’s overall financial and operating results.

THE COMPENSATION COMMITTEE

Henry Morris, Chairman

John H. Dalton

Barry R. Sloane

Albert M. Weis

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

By Management. The following table sets forth certain information, as of November 1, 2006, with respect to the beneficial ownership of our Common Equity by: (i) each director and nominee; (ii) each of the executive officers; and (iii) all directors and nominees and executive officers as a group. Each person listed below can be reached at our headquarters located at 110 East 59th Street, New York, NY 10022. Shares of Class B common stock are convertible into shares of Class A common stock at any time in the discretion of the holder on a one-for-one basis. Accordingly, a holder of Class B common stock is deemed to be the beneficial owner of an equal number of shares of Class A common stock for purposes of this table.

Beneficial Ownership (1)
	Class A common stock				Class B common stock
Name	Shares		%		Shares		%
Howard Lutnick	29,912,435	(2)	52.1	%(3)	20,497,800	(4)	100%
Lee M. Amaitis	1,316,012	(5)	4.2	%(6)	—		—
Kevin Foley	877,205	(7)	2.9	%(8)	—		—
Stephen M. Merkel	628,897	(9)	2.1	%(10)	—		—
Paul Saltzman	352,200	(11)	1.2	%(12)	—		—
John H. Dalton	64,700	(13)	*		—		—
Albert M. Weis	68,500	(14)	*		—		—
Henry Morris	52,500	(15)	*		—		—
Barry R. Sloane	—		—		—		—
Frank V. Saracino	7,500	(16)	*		—		—
All directors and nominees and executive officers as a group (10 Persons)(2)(4)(5)(7)(9)(11)(13)(14)(15)(16)	33,279,949		54.9	%(17)	20,497,800		100%
* Less than 1%

(1)	Based upon information supplied by directors, nominees and executive officers, and filings under Sections 13 and 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(2)	Consists of (1) 7,140,625 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of November 1, 2006, (2) 751,310 shares of Class A common stock held by Cantor Fitzgerald, L.P., (“CFLP”), (3) 20,449,055 shares of Class B common stock held by CFLP, (4) 388,812 shares of Class A common stock held by CF Group Management, Inc., (“CFGM”), (5) 48,745 shares of Class B common stock held by CFGM, (6) 955,673 shares of Class A common stock held directly by Mr. Lutnick, (7) 2,626 shares of Class A common stock held in Mr. Lutnick’s 401(k) account and (8) 175,589 shares of Class A common stock held by a trust for the benefit of descendants of Mr. Lutnick, of which Mr. Lutnick’s wife is one of two trustees and Mr. Lutnick has limited powers to remove and replace such trustees. CFGM is the managing general partner of CFLP, and Mr. Lutnick is the President and sole stockholder of CFGM.

(3)	Percentage based on (1) 29,759,607 shares of Class A common stock outstanding on November 1, 2006, (2) 20,497,800 shares of Class A common stock acquirable upon conversion of 20,497,800 shares of Class B common stock and (3) 7,140,625 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of November 1, 2006.

(4)	Consists of (1) 20,449,055 shares of Class B common stock held by CFLP and (2) 48,745 shares of Class B common stock held by CFGM.

(5)	Consists of (1) 1,212,500 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of November 1, 2006 and (2) 103,512 shares of Class A common stock held directly by Mr. Amaitis.

(6)	Percentage based on (1) 29,759,607 shares of Class A common stock outstanding on November 1, 2006 and (2) 1,212,500 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of November 1, 2006.

(7)	Consists of (1) 875,000 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of November 1, 2006 and (2) 2,205 shares of Class A common stock held in Mr. Foley’s 401(k) account.

(8)	Percentage based on (1) 29,759,607 shares of Class A common stock outstanding on November 1, 2006 and (2) 875,000 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of November 1, 2006.

(9)	Consists of (1) 610,000 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of November 1, 2006, (2) 14,217 shares of Class A common stock held directly by Mr. Merkel, (3) 2,430 shares of Class A common stock held in Mr. Merkel’s 401(k) account and (4) 2,250 shares of Class A common stock beneficially owned by Mr. Merkel’s spouse.

(10)	Percentage based on (1) 29,759,607 shares of Class A common stock outstanding on November 1, 2006 and (2) 610,000 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of November 1, 2006.

(11)	Consists of (1) 350,000 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of November 1, 2006 and (2) 2,200 shares of Class A common stock held directly by Mr. Saltzman.

(12)	Percentage based on (1) 29,759,607 shares of Class A common stock outstanding on November 1, 2006 and (2) 350,000 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of November 1, 2006.

(13)	Consists of (1) 62,500 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of November 1, 2006 and (2) 2,200 shares of Class A common stock held directly by Mr. Dalton.

(14)	Consists of (1) 52,500 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of November 1, 2006, (2) 9,000 shares of Class A common stock held directly by Mr. Weis and (3) 7,000 shares of Class A common stock, of which 1,000 shares are beneficially owned by Mr. Weis’ spouse, 4,000 shares are held in trust for Mr. Weis’ children and 2,000 shares are beneficially owned by Mr. Weis’ children.

(15)	Consists of 52,500 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of November 1, 2006.

(16)	Consists of 7,500 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of November 1, 2006.

(17)	Percentage based on (1) 29,759,607 shares of Class A common stock outstanding on November 1, 2006, (2) 20,497,800 shares of Class A common stock acquirable upon conversion of 20,497,800 shares of Class B common stock and (3) 10,363,125 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of November 1, 2006.

By Others. The following table sets forth certain information, as of November 1, 2006, with respect to the beneficial ownership of our Common Equity by each person or entity known to us to beneficially own more than 5% of a class of our Common Equity, other than our directors, nominees and Executive Officers. Unless indicated otherwise, the address of each entity listed is 110 East 59th Street, New York, NY 10022, and each entity listed has sole voting and investment power over the shares beneficially owned. Shares of Class B common stock are convertible into shares of Class A common stock at any time in the discretion of the holder on a one-for-one basis. Accordingly, a holder of Class B common stock is deemed to be the beneficial owner of an equal amount of number of shares of Class A common stock for purposes of this table.

Beneficial Ownership
	Class A common stock				Class B common stock
Name	Shares		%		Shares		%
Cantor Fitzgerald, L.P	21,200,365	(1)	42.2	%(2)	20,449,055		99.8	%(3)
CF Group Management, Inc	21,637,922	(4)	43.1	%(5)	20,497,800	(6)	100.0	%(3)
Pequot Capital Management, Inc.	3,480,000	(7)	11.7	%(8)	—		—
Downtown Associates, L.L.C	2,779,300	(9)	9.3	%(10)	—		—
Jay G. Goldman/Bruce L. Newberg	1,491,630	(11)	5.0	%(12)	—		—

(1)	Consists of (1) 751,310 shares of Class A common stock and (2) 20,449,055 shares of Class B common stock.

(2)	Percentage based on 29,759,607 shares of Class A common stock outstanding on November 1, 2006 and 20,497,800 shares of Class A common stock acquirable upon conversion of 20,497,800 shares of Class B common stock.

(3)	Based on 20,497,800 shares of Class B common stock outstanding on November 1, 2006.

(4)	Consists of (1) 388,812 shares of Class A common stock held by CFGM, (2) 48,745 shares of Class B common stock held by CFGM, (3) 751,310 shares of Class A common stock held by CFLP and (4) 20,449,055 shares of Class B common stock held by CFLP. CFGM is the managing general partner of CFLP.

(5)	Percentage based on 29,759,607 shares of Class A common stock outstanding on November 1, 2006 and 20,497,800 shares of Class A common stock acquirable upon conversion of 20,497,800 shares of Class B common stock.

(6)	Consists of (1) 48,745 shares of Class B common stock held by CFGM and (2) 20,449,055 shares of Class B common stock held by CFLP. CFGM is the managing general partner of CFLP.

(7)	As set forth in a Schedule 13G reporting beneficial ownership as of October 31, 2006 filed on November 13, 2006. According to this Schedule 13G, Pequot Capital Management, Inc. (“Pequot”) is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and, as such, has beneficial ownership of the 3,480,000 shares of Class A common stock through the investment discretion it exercises over its clients’ accounts. In addition, one such account of Pequot, Multi-Manager Investment Programmes PCC Limited, owns of record more than 5% of the outstanding shares of our Class A common stock. The business address of Pequot Capital Management, Inc. is 500 Nyala Farm Road, Westport, CT 06880.

(8)	Percentage based on 29,759,607 shares of Class A common stock outstanding on November 1, 2006.

(9)	As set forth in a Schedule 13G (Amendment No. 1) filed on March 10, 2005 and a Form 4 filed on August 31, 2006. According to the Schedule 13G, the shares of Class A common stock are held by Downtown Associates I, L.P., Downtown Associates II, L.P., Downtown Associates III, L.P. and Downtown Associates V, L.P. (collectively referred to as the “Downtown Funds”). The general partner of the Downtown Funds is Downtown Associates, L.L.C. (the “General Partner”). Mr. Juvonen, as the Managing Member of the General Partner, has sole power to vote and direct the disposition of all shares of our Class A common stock held by the Downtown Funds. The business address of Mr. Juvonen, the General Partner and the Downtown Funds is c/o Downtown Associates, L.L.C., 674 Unionville Road, Suite 105, Kennett Square, Pennsylvania 19348.

(10)	Percentage based on 29,759,607 shares of Class A common stock outstanding on November 1, 2006.

(11)	As set forth in a Schedule 13G filed on May 30, 2006. According to this Schedule 13G, Jay G. Goldman may be deemed to be the beneficial owner of 833,079 shares of Class A common stock consisting of: (i) 546,438 shares of Class A common stock held directly by an investment fund (the “JGAM Fund”), (ii) 15,000 shares of Class A common stock issuable upon exercise of options held by the JGAM Fund, (iii) 221,641 shares of Class A common stock held by several other investment funds (the “Capital Advisors Funds”) and (iv) 50,000 shares of Class A common stock held by the children of Mr. Goldman. Mr. Goldman serves as the manager of Jay Goldman Asset Management, L.L.C. (“JGAM”), which serves as the investment adviser to the JGAM Fund. JGAM may be deemed to beneficially own the shares of Class A common stock held by the JGAM Fund by virtue of its position as investment adviser of the JGAM Fund. Mr. Goldman also serves as president of the general partner of J. Goldman Capital Advisors, L.P. (“Capital Advisors”), which serves as the management company of the Capital Advisors Funds. Capital Advisors may be deemed to beneficially own the shares of Class A common stock held by the Capital Advisors Funds by virtue of its position as management company of the Capital Advisors Funds. Accordingly, Mr. Goldman may be deemed to beneficially own the shares of Class A common stock held by the JGAM Fund and the Capital Advisors Funds by virtue of his position as manager of JGAM and as president of the general partner of Capital Advisors. In addition, 658,551 shares of Class A common stock are directly owned by the Newberg Family Trust u/d/t 12/18/90 (the “Newberg Family Trust”). Bruce L. Newberg, as Trustee of the Newberg Family Trust, may be deemed to be the beneficial owner of the shares held by the Newberg Family Trust. By virtue of the relationships among Mr. Goldman, JGAM, Capital Advisors, Mr. Newberg and the Newberg Family Trust, these individuals and entities may be deemed to be a “group” within the meaning of Rule 13d-5(b)(1) under the Exchange Act. The address of the principal business office of Mr. Goldman, JGAM and Capital Advisors is c/o J. Goldman & Co. LP, 152 West 57th Street, New York, New York 10019. The address of the principal business office of Mr. Newberg and the Newberg Family Trust is 11601 Wilshire Boulevard, Los Angeles, California 90025.

(12)	Percentage based on 29,759,607 shares of Class A common stock outstanding on November 1, 2006 and 15,000 shares of Class A common stock subject to options currently exercisable within 60 days of November 1, 2006.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees incurred by us for audit and other services rendered by Deloitte & Touche LLP (“Deloitte”) during fiscal years 2005 and 2004:

	Year Ended December 31,
	2005	2004
Audit fees (a)	$957,953	$877,128
Audit-related fees (b)	65,000	$80,000
Tax fees	—	—
All other fees	—	—

Total	$1,022,953	$957,128

(a)	Audit fees consisted of: (i) the audit of our consolidated financial statements included in our Annual Report on Form 10-K; (ii) reviews of the interim condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q; (iii) the audit of our Deferral Plan; and (iv) statutory and regulatory audits and other services related to SEC matters. Audit fees for 2005 and 2004 also include the audit of management’s report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(b)	Fees for audit-related services consisted of financial accounting and reporting consultations.

In considering the nature of the services provided by Deloitte, our Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte and our management and determined that they are permitted under the rules and regulations concerning auditor independence. All of the services provided above were pre-approved by the Audit Committee pursuant to policies set forth in our Audit Committee charter.

A representative of Deloitte will be present at the Annual Meeting and will be afforded the opportunity to make a statement if he or she decides to do so. The representative will also be available to respond to appropriate questions from stockholders at the Annual Meeting.

REPORT OF THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS

The Audit Committee of eSpeed’s Board of Directors is made up solely of independent directors, as defined in the NASDAQ rules, and it operates under a written charter adopted by eSpeed’s Board of Directors most recently revised by the Audit Committee and Board of Directors in August 2004. The composition of the Audit Committee, the attributes of its members and its responsibilities, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. A copy of the charter is available on our website at http://www.espeed.com under the heading “Investor Info.”

As described more fully in its charter, the primary function of the Audit Committee is to assist eSpeed’s Board of Directors in its general oversight of eSpeed’s financial reporting, internal control and the audit process. Management is responsible for the preparation, presentation and integrity of eSpeed’s financial statements; accounting and financial reporting principles; internal control; and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Deloitte & Touche LLP (“Deloitte”), an independent registered public accounting firm, is responsible for performing an independent audit of eSpeed’s annual consolidated financial statements, and a review of its quarterly consolidated financial statements, in accordance with generally accepted auditing standards, and an independent audit of eSpeed’s management’s annual report on the Company’s internal control over financial reporting and on the effectiveness of such control.

The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm, and is directly responsible for the oversight of the scope of its role and the determination of its compensation. The Committee regularly evaluated the performance and independence of Deloitte and, in addition, reviewed and pre-approved all services provided by Deloitte during 2005.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and our Auditors, nor can the Audit Committee certify that our Auditor is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and our Auditors on the basis of the information it receives, discussions with management and our Auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee has an annual agenda that includes reviewing eSpeed’s financial statements, internal control and audit matters as well as related-party transactions. The Audit Committee meets each quarter with management and our Auditors to review eSpeed’s interim financial results before the publication of eSpeed’s quarterly earnings press releases, and periodically in executive sessions. Management’s and our Auditors presentations to and discussions with the Audit Committee cover various topics and events that may have significant financial impact and/or are the subject of discussions between management and our Auditors.

In accordance with Audit Committee policy and the more recent requirements of the law, all services to be provided by Deloitte are subject to pre-approval by the Committee. This includes audit services, audit-related services, and any tax services and other services.

In fulfilling its responsibilities, the Audit Committee has met and held discussions with management and Deloitte regarding the fair and complete presentation of eSpeed’s financial results. The Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. The Committee has met to review and discuss the annual audited and quarterly consolidated financial statements for eSpeed for the 2005 fiscal year (including the disclosures contained in the Company’s 2005 Annual Report on Form 10-K and its 2005 Quarterly Reports on Form 10-Q, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) with eSpeed’s management and Deloitte. The Committee also reviewed and discussed with management, the internal auditors and Deloitte the reports required by Section 404 of the Sarbanes-Oxley Act of 2002, namely, management’s annual report on the Company’s internal control over financial reporting and Deloitte’s report thereon and on the effectiveness of such control.

The Audit Committee has discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees” (Codification of Statement on Auditing Standards, AU §380), as modified or supplemented. In addition, the Committee has received the written disclosures and the letter from Deloitte required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as modified or supplemented, and has discussed with Deloitte its independence from eSpeed and its management. The Committee also has considered whether the provision of permitted non-audit services by Deloitte is compatible with maintaining Deloitte’s independence. The Committee recommended to our Board of Directors, and our Board of Directors approved, the inclusion of the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

THE AUDIT COMMITTEE

Albert M. Weis, Chairman

John H. Dalton

Henry Morris

PERFORMANCE GRAPH

The performance graph below shows a comparison of the cumulative total stockholder return, on a dividend reinvestment basis, of $100 invested on December 31, 2000 measured on December 31, 2001, December 31, 2002, December 31, 2003, December 31, 2004 and December 31, 2005. Our new peer group consists of CBOT Holdings, Inc., Compagnie Financiere Tradition, Chicago Mercantile Exchange Holdings Inc., Collins Stewart Tullet plc, GFI Group Inc., International Securities Exchange Inc., Icap PLC, MarketAxess Holdings Inc. and NASDAQ Stock Market, Inc. The old peer group now consists of Chicago Mercantile Exchange Holdings Inc., Investment Technology Group and NASDAQ Stock Market, Inc. and was changed because a number of the companies previously included are no longer public companies. The returns of the peer group companies have been weighted according to their stock market capitalization for purposes of arriving at a peer group average.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

THE FORMATION TRANSACTIONS

Concurrently with our initial public offering, Cantor contributed to us certain of our assets. These assets primarily consisted of the proprietary software, network distribution systems, technologies and related contractual rights that comprise our eSpeed® system. In exchange for these assets, we issued to Cantor 43,999,900 shares of our Class B common stock, representing approximately 98% of the voting power of our capital stock outstanding at the time. Cantor converted 3,350,000 of these shares into the shares of our Class A common stock which it sold in our initial public offering in December 1999.

We entered into the agreements described below in connection with the formation transactions and to help define the terms of our relationship with Cantor in the future. In an effort to mitigate conflicts of interest between us and Cantor, we and Cantor have agreed that none of these agreements may be amended without the approval of a majority of our disinterested directors.

JOINT SERVICES AGREEMENT

Under our Amended and Restated Joint Services Agreement, dated October 1, 2005 (the “JSA”), with Cantor, as well as under services agreements with Freedom and CO2e.com, LLC, we own and operate the electronic trading systems and are responsible for providing electronic brokerage services, and Cantor and BGC, Freedom and CO2e.com, LLC provide voice-assisted brokerage services, clearance, settlement and other fulfillment and related services, such as credit and risk management services, oversight of client suitability and regulatory compliance, sales positioning of products and other services customary to brokerage operations. Our agreement with Cantor provides for a perpetual term.

REVENUE SHARING ARRANGEMENTS

Under the JSA, as well as under services agreements with BGC, Freedom and CO2e.com, LLC, we own and operates the electronic trading systems and are responsible for providing electronic brokerage services, and BGC, Freedom, and CO2e.com, LLC, provide voice-assisted brokerage services, fulfillment services, such as clearance and settlement, and related services, such as credit risk management services, oversight of client suitability and regulatory compliance, sales positioning of products and other services customary to marketplace intermediary operations. In general, for fully electronic transactions in U.S. Treasuries, we receive 65% of the transaction revenues and Cantor, BGC or Freedom receives 35% of the transaction revenues. For a four-year period beginning on July 1, 2006, the 65%/35% revenue share between eSpeed and Freedom is paid on net transaction revenues, which are calculated after deduction of all electronic business-related broker commission payments (up to a 45% broker payout). With respect to other fully electronic transactions, the following provisions are applicable.

With respect to foreign exchange transactions, the 65%/35% revenue share between eSpeed and Cantor shall be paid after the payment of any revenue share amount to certain participants on the FX platform and after payment of fees relating to clearance, settlement and fulfillment services provided by Cantor. Such clearing and settlement fees shall be shared 65%/35% in the event that the average cost of such services exceeds the average costs associated with clearing and settling cash transactions in U.S. Treasuries.

We agreed to divide revenue with Cantor with respect to European Government Bonds (“EGBs”) traded electronically as follows: (i) the first $1.5 million of gross revenues from EGBs traded electronically shall be shared 65% to eSpeed and 35% to Cantor, (ii) from July 1, 2005 through June 30, 2009, net revenues for EGBs derived from gross revenues in excess of $1.5 million shall be shared 50% to eSpeed and 50% to Cantor, and (iii) after June 30, 2009, net revenues from EGBs derived from gross revenues in excess of $1.5 million shall then be shared 65% to eSpeed and 35% to Cantor. Net revenues shall be calculated after deduction of all electronic business-related broker payouts, commissions and other related compensation expenses, which payouts, commissions and compensation expenses shall not exceed 50% of EGB electronic revenues.

We have agreed to divide revenue between us and Cantor with respect to all products other than benchmark U.S. Treasuries, spot foreign exchange or EGBs which become electronically traded in the future as follows: we may receive no less than 50% of the net revenues for such products for a period of four years from the date a customer enters an order on our eSpeed system for such products, or four years from the date of the amendment in the case of products which are currently voice-assisted for BGC customers. At the end of such four-year period, the revenue share shall revert to a payment to eSpeed of 65% of the net revenues for such products. Net revenues shall be calculated after deduction of all electronic business-related broker payouts, commissions and other related compensation expenses, which payouts, commissions and compensation expenses shall not exceed 50% of such electronic revenues.

With respect to the equity order routing business conducted for Cantor, eSpeed and Cantor each receive 50% of the revenues, after deduction of specified marketing, sales and other costs and fees. In addition, any eSpeed equity order routing business that is not conducted for Cantor will also be treated as a fully electronic transaction, and we will receive 65% of the revenues of any such business and Cantor will receive 35% of such revenues.

CO2e.com, LLC is to share with us 50% of the fully electronic revenues. With respect to (i) certain network access facilities services agreements and (ii) other circumstances in which Cantor refers network access facility services business to us, 60% of net revenues from such business would be paid to Cantor and 40% of such revenues would be paid to us. This revenue sharing arrangement will be made after deduction of all sales commissions, marketing, helpdesk, clearing and direct third-party costs, including circuits and maintenance. With respect to private labeling of the eSpeed system to Cantor parties, the net revenues between eSpeed and Cantor with respect to such privately labeled businesses shall be shared 50% to eSpeed and 50% to Cantor for a period of four years from the date such customer begins trading. Thereafter, net revenues shall be shared 65% to us and 35% to Cantor. Net revenues shall be calculated after deduction of all electronic business-related broker payouts, commissions and other related compensation expenses, which payouts, commissions and compensation expenses shall not exceed 50% of such electronic revenues.

We are authorized to pay directly to BGC or Cantor brokers up to 10% of gross revenues on increased electronic trading on our eSpeed system by customers of such brokers in certain products. These payments are intended to provide incentive to voice brokers to encourage additional electronic trading on our eSpeed system by their customers and are solely in the discretion of our management.

Effective October 1, 2005, we amended our arrangement with Cantor with respect to Cantor’s gaming business to allow the Cantor and its affiliates other than eSpeed to provide their own gaming development services. With that, former eSpeed technical personnel who had been primarily engaged in providing gaming development services for Cantor’s gaming business were hired directly by Cantor. Consequently, the payment provisions in the JSA were amended to provide us with a 12.5% share of the gaming transaction revenues. In exchange for such revenue share, we will provide to Cantor all gaming-related ancillary IT services consistent with the ancillary IT services as are currently provided by us, and all reasonable replacement ancillary IT services. Further, Cantor will reimburse us for 100% of all direct costs expended by us for additional items requested by Cantor which are solely dedicated to Cantor’s gaming business. As a result, all previous spending obligations by us for Cantor’s gaming business are also terminated. We shall also provide to Cantor access to our business and property, including property, technology, software, and hardware, in order to engage in development with respect to the gaming business.

In December 2005, we entered into an agreement with BGC to provide the technology and support for the first integrated voice and electronic U.S. Dollar repo trading platform for the primary dealer community. We and BGC will split gross revenues generated by the new platform 50%/50% after a deduction of total broker compensation associated with the extra commissions paid to BGC brokers up to a cap of 50% of gross revenues.

In July 2006, we and Cantor entered into an agreement whereby we will provide to Cantor new features for the Ecco product and Cantor will pay us for the cost of those new features.

Additionally, we are authorized to enter into an agreement with Cantor to provide a commission for third-party sales by a Cantor salesperson as if the salesperson was a salesperson of ours.

In general, for voice-assisted brokerage transactions, we receive 7% of the transaction revenues, in the case of BGC transactions, and 35% of the transaction revenues, in the case of Freedom transactions. For CO2e.com, LLC transactions, we receive 20% of the transaction revenues. For screen-assisted open outcry brokerage transactions, we receive 2.5% of the transaction revenues in the case of BGC transactions, and for CO2e.com, LLC transactions, we receive 20% of the transaction revenues.

Under various services agreements, we have agreed to provide Cantor, BGC, Freedom and CO2e technology support services, including systems administration, internal network support, support and procurement for desktops of end-user equipment, operations and disaster recovery services, voice and data communications, support and development of systems for clearance and settlement services, systems support for brokers, electronic applications systems and network support, and provision and/or implementation of existing electronic applications systems, including improvements and upgrades thereto, and use of the related intellectual property rights. In general, we charge Cantor, BGC and Freedom the actual direct and indirect costs, including overhead, of providing such services and receives payment on a monthly basis. These services are provided to CO2e.com, LLC and to Cantor with respect to its gaming business at no additional cost other than the revenue sharing arrangement set forth above. Also, in connection with Cantor’s gaming business, we have agreed to provide additional items such as hardware, machinery, personnel, communications lines and similar dedicated items to Cantor at its request in exchange for payment by Cantor of all of the direct costs for such items.

Under the terms of the JSA, we have agreed with Cantor to certain arrangements, including commission structures, pursuant to which Cantor and its affiliates participate in certain eSpeed marketplaces by posting quotations for their accounts and by acting as principal on trades. Such activity is intended, among other things, to assist these parties in managing their proprietary positions, and to facilitate transactions, add liquidity, increase commissions and attract additional order flow to the eSpeed system and revenue to both eSpeed and Cantor and its affiliates.

Under an Administrative Services Agreement (as defined below), Cantor provides various administrative services to eSpeed, including accounting, tax, legal, human resources and facilities management. We are required to reimburse Cantor for the cost of providing such services. The costs represent the direct and indirect costs of providing such services and are determined based upon the time incurred by the individual performing such services. The Administrative Services Agreement renews automatically for successive one-year terms unless cancelled upon six months’ prior notice by either eSpeed or Cantor. The services provided under both the JSA and the Administrative Services Agreement are related party services because Cantor controls eSpeed. As a result, the amounts charged for services under these agreements may be higher or lower than amounts that would be charged by third parties if eSpeed did not obtain such services from Cantor.

SOFTWARE SOLUTIONS SERVICES

We provide to Cantor, Freedom, BGC and CO2e.com, LLC Software Solutions services, including (1) systems administration; (2) internal network support; (3) support and procurement for desktops of end-user equipment; (4) operations and disaster recovery services; (5) voice and data communications; (6) support and development of systems for clearance, settlement and other fulfillment services; (7) systems support for broker; (8) electronic applications systems and network support and development; and (9) provision and/or implementation of existing electronic applications systems, including improvements and upgrades thereto, and use of the related intellectual property rights. In general, we charge Cantor, BGC and Freedom the actual direct and indirect costs, including overhead that we incur in performing these services. These services are provided to CO2e.com, LLC and to Cantor with respect to its gaming business at no additional cost other than the revenue sharing arrangement set forth above. With respect to Cantor’s gaming business, we have agreed to provide additional items such as hardware, machinery, personnel, communications lines and similar dedicated items to Cantor at its request in exchange for payment by Cantor of all of the direct costs for such items.

INTELLECTUAL PROPERTY

Cantor has granted to us a license covering Cantor’s patents and patent applications that relate to our eSpeed system. The license is perpetual, irrevocable, worldwide and royalty free and is exclusive, except in the event that (1) we are unwilling to provide to Cantor any requested services covered by the patents with respect to a marketplace and Cantor elects not to require us to do so, or we are unable to provide such services or (2) we do not exercise our right of first refusal to provide to Cantor electronic brokerage services with respect to a marketplace, in which events Cantor will have a limited right to use the patents and patent applications solely in connection with the operation of that marketplace. Cantor will cooperate with us, at our expense, in any attempt by us to prevent any third-party infringement of our patent rights under the license. Cantor has also granted to us a non-exclusive, perpetual, irrevocable worldwide, royalty-free right and license to use the servicemarks “Cantor Exchange®,” “Interactive Matching®,” “MOLESM” and “CX®”.

NON-COMPETITION AND MARKET OPPORTUNITY PROVISIONS

The JSA imposes performance obligations on us and restricts our ability to compete with Cantor and Cantor’s ability to compete with us in markets that we and Cantor traditionally operate. We and Cantor have agreed to exclude the TradeSpark and Freedom marketplaces from the provisions of the JSA in order to enable us to enter into separate agreements in connection with these marketplaces.

ADMINISTRATIVE SERVICES AGREEMENT

Under our Administrative Services Agreement with Cantor, Cantor provides certain administrative and management services to us. Cantor makes available to us some of its administrative and other staff, including its internal audit, Treasury, legal, tax, insurance, human resources, facilities, corporate development and accounting staffs. Members of these staffs arrange for our insurance coverage and provide a wide array of services, including administration of our personnel and payroll operations, benefits administration, internal audits, facilities management, promotional sales and marketing, legal, risk management, accounting and tax preparation and other services. We reimburse Cantor for the actual costs incurred by Cantor, plus other reasonable costs, including reasonably allocated overhead and any applicable taxes. We have also entered into arrangements with Cantor under which we have the right to use certain assets, principally computer equipment, from Cantor. These assets may be subject to operating leases with third-party leasing companies. We also have arrangements with Cantor under which we share office space provided by them at their offices. Under the Administrative Services Agreement, we provide sales, marketing and public relations services to Cantor. Cantor reimburses us for the actual costs incurred by us, plus other reasonable costs, including reasonably allocated overhead. The Administrative Services Agreement had an initial three-year term, renewed for three successive one-year renewal terms and will continue to renew automatically for successive one-year terms unless canceled by either us or Cantor upon six months’ prior notice; provided, however, that our right to use our London office space expires at the earlier of (1) the time Cantor’s lease expires in 2016 or (2) until Cantor ceases to be an affiliate of ours and Cantor asks us to vacate.

Pursuant to the Administrative Services Agreement, Cantor is required to obtain for us, among other things, property and casualty insurance of not less than $40 million and business interruption insurance of $25 million. Cantor has procured property insurance coverage for us covering our fixed assets and business interruption insurance of at least these coverage amounts. However, we are listed on this insurance policy as one of several insured parties, together with Cantor and several of its affiliates. This insurance policy is for aggregate amounts in excess of the amounts set forth above. The Administrative Services Agreement does not provide for the allocation of the proceeds among the named insured parties. Insurance proceeds paid to date have been paid to Cantor on behalf of all parties named on the policy, and Cantor has allocated these proceeds among the insured parties. As a result of the terrorist attacks of September 11, 2001 (the “September 11 Events”), our offices in the World Trade Center were destroyed and we lost 180 of our employees, including many members of our senior management. As of December 31, 2005, we had received approximately $22.2 million of replacement property insurance proceeds in settlement for property damage related to the September 11 Events. We are entitled to reimbursement by Cantor for certain replacement assets, which replacement is nearing completion.

We are also a party to an administrative services agreement, dated as of November 12, 2004, with two of our broker-dealer subsidiaries, eSpeed Government Securities, Inc. and eSpeed Securities, Inc. Under this agreement, these subsidiaries agree to compensate us for the actual cost (plus reasonable other costs, including reasonably allocated overhead and any applicable taxes) of certain services provided by us to them, including office space, personnel and certain corporate services, including, without limitation, cash management, internal audit, facilities management, legal, payroll, benefits administration and other administrative services. This agreement remains in effect until terminated upon the mutual agreement of all parties.

REGISTRATION RIGHTS AGREEMENT

Pursuant to the Registration Rights Agreement entered into by Cantor and us, Cantor has received piggyback and demand registration rights.

The piggyback registration rights allow Cantor to register the shares of our Class A common stock issued or issuable to it in connection with the conversion of its shares of our Class B common stock whenever we propose to register any shares of our Class A common stock for our own or another’s account under the Securities Act for a public offering, other than any shelf registration of shares of our Class A common stock to be used as consideration for acquisitions of additional businesses and registrations relating to employee benefit plans.

Cantor also has the right, on three occasions, to require that we register under the Securities Act any or all of the shares of our Class A common stock issued or issuable to it in connection with the conversion of its shares of our Class B common stock. The demand and piggyback registration rights apply to Cantor and to any transferee of shares held by Cantor who agrees to be bound by the terms of the Registration Rights Agreement.

We have agreed to pay all costs of one demand and all piggyback registrations, other than underwriting discounts and commissions. We have also agreed to indemnify Cantor and any transferee for certain liabilities they may incur in connection with the exercise of their registration rights. All of these registration rights are subject to conditions and limitations, including (1) the right of underwriters of an offering to limit the number of shares included in that registration; (2) our right not to effect any demand registration within six months of a public offering of our securities; and (3) that Cantor agrees to refrain from selling its shares during the period from 15 days prior to and 90 days after the effective date of any registration statement for the offering of our securities.

POTENTIAL CONFLICTS OF INTEREST AND COMPETITION WITH CANTOR AND BGC

Various conflicts of interest between us and Cantor and BGC may arise in the future in a number of areas relating to our past and ongoing relationships, including potential acquisitions of businesses or properties, the election of new directors, payment of dividends, incurrence of indebtedness, tax matters, financial commitments, marketing functions, indemnity arrangements, service arrangements, issuances of our capital stock, sales or distributions by Cantor of its shares of our common stock and the exercise by Cantor of control over our management and affairs. A substantial number of our officers and managers are partners of Cantor or BGC. For such directors, officers and managers, investment in the Cantor or BGC partnerships may involve a substantial amount of such person’s personal capital and may represent a significant investment and may be purchased through financing from Cantor or its lenders. Such partnership interests may generate substantial additional income for partners of Cantor and BGC. Three of our directors (Messrs. Lutnick, Foley and Amaitis) and all of our executive officers also serve as directors, officers and/or partners of Cantor or BGC and most have substantial investments in Cantor through partnership unit ownership. Simultaneous service as an eSpeed director or officer and service as a director or officer, or status as a partner, of Cantor or BGC could create or appear to create potential conflicts of interest when such directors, officers and/or partners are faced with decisions that could have different implications for us and for Cantor or BGC. Mr. Lutnick, our Chairman and Chief Executive Officer, is the sole stockholder of the managing general partner of Cantor and indirectly of BGC. As a result, Mr. Lutnick controls Cantor and BGC. Cantor owns shares of our Class A common stock and Class B common stock representing approximately 87.8% of the Total Voting Power of our capital stock. Similarly, our Vice Chairman, Lee Amaitis, is the Chairman and Chief Executive Officer of BGC and a partner of Cantor. Although all related-party transactions between eSpeed and Cantor, BGC and related entities are approved by our Audit Committee, Mr. Lutnick’s simultaneous service as our Chairman and Chief Executive Officer and his control of Cantor and BGC and Mr. Amaitis’ simultaneous service with us and BGC, as well as the Cantor partnership units held by both men, could create or appear to create potential conflicts of interest when Mr. Lutnick or Mr. Amaitis is faced with decisions that could have different implications for us and for Cantor or BGC.

Our relationships with Cantor and BGC may result in agreements that are between related parties. As a result, the prices charged to us or by us for services provided under agreements with Cantor or BGC may be higher or lower than prices that may be charged by third parties and the terms of these agreements may be more or less favorable to us than those that we could have negotiated with third parties. However, transactions between us and Cantor, BGC and/or their other affiliates are subject to the approval of, our Audit Committee, which is composed entirely of independent directors. In addition, Cantor and its affiliates can compete with us under certain circumstances.

MUNICIPAL PARTNERS

In January 2002, Cantor sold the assets of the business known as Municipal Partners, Inc., a municipal bond broker, to a newly formed limited company, Municipal Partners, LLC, formed by Brian Kelly, a former employee of Cantor, in exchange for a 25% special interest in Municipal Partners, LLC. Cantor had purchased substantially all of the assets of Municipal Partners, Inc. in July 2000. Cantor also loaned $1,000,000 to Municipal Partners, LLC and is entitled to distributions equal to 5% of the gross revenues of the business less the amount of our revenue share for electronic transactions. Pending receipt of applicable licenses by Municipal Partners, LLC, Cantor provided Municipal Partners, LLC with interim services. In connection with the sale, we (1) granted Municipal Partners, LLC a non-exclusive license to use our software and technology to operate a municipal bond brokerage business; (2) will maintain our municipal bond trading platform and provide the software capabilities that were in place in Cantor’s municipal bond business (we are to be compensated for upgrading the trading platform at cost plus a reasonable profit or at prevailing rates, at our election); (3) will provide web-hosting, technical and customer support at cost plus a reasonable fee to Municipal Partners, LLC; (4) will receive 50% of gross revenues of Municipal Partners, LLC, with respect to electronic transactions; and (5) terminated existing arrangements with former brokers in the business (some of whom are deceased) pursuant to which we had given them shares of our Class A common stock valued at $1,250,000 in exchange for promissory notes in the same amount with the result that the notes were terminated and the shares were cancelled. As of September 25, 2006, the services agreement was terminated in connection with the settlement of certain litigation with Municipal Partners.

FREEDOM INTERNATIONAL BROKERAGE COMPANY

We and Cantor formed a limited partnership (the “LP”) to acquire an interest in Freedom International Brokerage Company (“Freedom”), a Canadian government securities broker-dealer and Nova Scotia unlimited liability company. In April 2001, we contributed 310,769 shares of its Class A common stock, valued at approximately $7.0 million, to the LP as a limited partner, which entitles us to 75.0% of the LP’s capital interest in Freedom. We share in 15.0% of the LP’s cumulative profits but not in cumulative losses. Cantor contributed 103,588 shares of our Class A common stock as the general partner. Cantor is allocated all of the LP’s cumulative losses or 85.0% of the cumulative profits. The LP exchanged the 414,357 shares for a 66.7% interest in Freedom. The warrants expired in the second quarter of 2006.

We have also entered into a technology services agreement with Freedom pursuant to which we provides the technology infrastructure for the transactional and technology related elements of the Freedom marketplace as well as certain other services in exchange for specified percentages of transaction revenues from the marketplace. In general, for fully electronic transactions in U.S. Treasuries, we receive 65% of the transaction revenues and Cantor, BGC or Freedom receives 35% of the transaction revenues. For a four year period beginning on July 1, 2006, the 65%/35% revenue share between eSpeed and Freedom is paid on net transaction revenues, which are calculated after deductions of all electronic business-related broker commission payments (up to a 45% broker payout).

CO2E.COM, LLC

On October 11, 2002, Mitsui & Co. (U.S.A.), Inc. and MB Emission Trading, Inc. (collectively, “Mitsui”) invested $1,200,000 in CO2e.com, LLC, a Cantor subsidiary. CO2e.com LLC’s purpose is to form and operate one or more electronic trading markets for products related to the mitigation of greenhouse gasses and related activities and to provide brokerage information and consulting services relating to the emission or mitigation of greenhouse gasses and related issues. In connection therewith, we and CO2e.com, LLC entered into a services agreement whereby we will receive 50% of CO2e.com’s fully electronic revenues and 20% of CO2e.com’s voice-assisted and open outcry revenues. The Services Agreement supersedes the provisions of the JSA with respect to CO2e.com, LLC transactions. Mitsui received 4% of the equity of CO2e.com, LLC and we agreed to transfer certain intellectual property rights to CO2e.com, LLC.

ADDITIONAL PREVIOUS TRANSACTIONS WITH CANTOR

On June 5, 2000, each of Williams Energy Marketing & Trading and Dynegy Inc. purchased a unit consisting of (a) 789,071 shares of our Class A common stock and (b) warrants exercisable for the purchase of up to 666,666 shares of our Class A common stock, for an aggregate purchase price for the unit of $25.0 million. The warrants have a per share exercise price of $35.20, a 10-year term and all of the warrants are currently exercisable. At such time as Williams and Dynegy (or their permitted affiliate assignees) have made an aggregate equity investment in us of an amount equal to at least $100.0 million, valued on a cost basis (and for so long as such parties maintain ownership of equity securities having such cost basis), Cantor is obligated to use its best efforts to cause one designee jointly selected by Williams and Dynegy to be nominated to our Board of Directors and to vote its shares of common equity in favor of such designee.

We have a 15% investment in EIP Holdings, LLC (“EIP Holdings”), which in turn has a 99.5% investment in TradeSpark, L.P. (“TradeSpark”), a voice brokerage business in certain energy products. The business of TradeSpark has been wound up. Cantor has an 85% investment in EIP Holdings.

In connection with a transaction fee agreement dated August 21, 2002 that Cantor entered into with UBS AG and certain named affiliates (collectively “UBS”), we issued to UBS a warrant to purchase 300,000 shares of our Class A common stock which has been exercised with respect to 125,000 shares. The warrant has a term of 10 years and has an exercise price equal to $8.75, the market value of the underlying Class A common stock on the date of issuance. The warrant is fully vested and non-forfeitable, and is exercisable nine years and six months after issuance. In addition, we have provided UBS with piggyback registration rights for the Class A common stock underlying the warrants.

On July 30, 2001, we entered into an agreement to form a business partner relationship with Deutsche Bank, AG (“Deutsche Bank”), whereby Deutsche Bank will channel its electronic market-making engines and liquidity for specified European fixed income products using our electronic trading platform. In connection with the agreement, Deutsche Bank purchased 750 shares of our Series C Redeemable Convertible Preferred Stock (“Series C Preferred”) at its par value of $0.01 per share. Each share of the Series C Preferred is convertible at the option of Deutsche Bank into 10 shares of our Class A common stock at any time during the five years ending July 31, 2006. At the end of each year of the five year agreement in which Deutsche Bank fulfills its liquidity and market-making obligations for specified products, 150 shares of Series C Preferred will automatically convert into warrants to purchase 150,000 shares of our Class A common stock at an exercise price of $14.79 per share. At the end of the five year period, to the extent that Deutsche Bank does not fulfill its obligations under the agreement and Series C Preferred shares remain outstanding, we have the option to redeem each share of the Series C Preferred outstanding in exchange for 10 shares of our Class A common stock. Deutsche Bank was deemed to have fulfilled its obligations under the agreement for the 12 months ended July 30, 2002, and, accordingly, a warrant to purchase 150,000 shares of our Class A common stock was issued by us. We have informed Deutsche Bank that it was not in compliance with the agreement for the 12 months ended July 30, 2003, and that a warrant will not be issued for such period. Based on certain communications and the failure of Deutsche Bank to comply with the agreement since, we have further notified Deutsche Bank that we believe it has terminated its right to receive warrants under the agreement for the remaining commitment periods. The 450 shares of Series C Preferred with respect to the twelve-month periods ended July 30, 2003, 2004 and 2005, are redeemable by us for 4,500 shares of Class A common stock.

In February 2006, in conjunction with Cantor’s acquisition of IDT Horizon GT, Inc. (“Horizon”), we entered into a software license agreement (the “Horizon License”) with Horizon, pursuant to which Horizon granted us a perpetual, fully paid-up, non-transferable (except to our affiliates) license of Horizon’s GovREPO software, a multi-currency, multi-entity, multi-portfolio, collateral management and trading system for fixed income securities. Management has estimated the fair value of the Horizon License at $1.5 million. The Horizon License permits us to use the software worldwide in connection with the processing of trades in our product offerings, provided that the software may not be used for the processing of the business of any other person, firm or entity. The Horizon License provides that, in the event Cantor sells the Horizon business, it will pay us an amount equal to 23% of the total consideration received in connection with such sale, up to a maximum of $1.5 million. In consideration for the Horizon License and support services to be provided under the Horizon License, we issued to Horizon a warrant to acquire 312,937 shares of Class A common stock of our stock, which warrant was not transferred to Cantor. The warrant has a five-year term and is immediately exercisable at an exercise price equal to $8.87.

INDEMNIFICATION BY CANTOR

Although we do not expect to incur any losses with respect to pending lawsuits or supplemental allegations relating to Cantor and Cantor’s limited partnership agreement, Cantor has agreed to indemnify us with respect to any liabilities we incur as a result of such lawsuits or allegations.

OTHER TRANSACTIONS

We enter into reverse repurchase agreements with Cantor as short-term investments as part of our overall cash management strategy. Our revenue repurchase agreements mature on a next-day basis. Interest rates for the reverse repurchase agreements are reset daily and approximate market rates, which are based on the Fed Funds Rate and the quality of the underlying collateral. At September 30, 2006, the reverse repurchase agreements with Cantor totaled $97.0 million.

Cantor has granted certain eSpeed employees, including Paul Saltzman, our Chief Operating Officer, awards of partnership units in Cantor with a notional value of $500,000. Such partnership units entitle the employee to participate in quarterly distributions of income by Cantor and receive post-termination payments equal to the notional value of the award in four equal installments on the first, second, third and fourth anniversaries of the employee’s termination provided that the employee has not engaged in any competitive activity with us or our affiliates prior to the date each payment is due. Mr. Saltzman’s entitlement to such post-termination payments vests in six equal annual installments beginning July 1, 2007, provided that as of each such anniversary date Mr. Saltzman is still employed by us or one of our affiliates and has not breached this agreement. The other partnership units were fully vested on date of grant.

On August 10, 2006, we entered into a Sponsored Research Agreement with a researcher and a U.S. university in which we agreed to pay $100,000 per year for five years in exchange for research and certain patent rights. In October 2006, we agreed with Cantor and BGC that they would pay 75% of all payments made by us in connection with the Sponsored Research Agreement, and that to the extent, if any, that eSpeed makes any charitable contributions to the university, Cantor and BGC will make a proportional charitable contribution. In exchange for this agreement, we will retain nonexclusive license to all patents and patent applications resulting from the Sponsored Research Agreement within the field of fully electronic financial services, BGC will have a license to the patents and patent applications in all financial services fields other than fully electronic, and Cantor will have patent rights to all other patents and patent applications. We further agreed that, in the event that we or Cantor grants eSpeed a license to such technology in the field of fully-electronic financial services, eSpeed and Cantor will each receive 50% of all revenue from any such license.

EXPENSES OF SOLICITATION

The total cost of the Proxy solicitation will be borne by us. In addition to the mails, Proxies may be solicited by our directors and officers by personal interviews, telephone and telegraph. It is anticipated that banks, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to the beneficial owners of shares of Common Equity entitled to vote at our Annual Meeting and that such persons will be reimbursed for their out-of-pocket expenses incurred in this connection.

STOCKHOLDER PROPOSALS

If a stockholder desires to present a proposal for inclusion in next year’s Proxy Statement, the proposal must be submitted in writing to us for receipt not later than January 15, 2007. Additionally, to be included in the proxy materials, proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Exchange Act and our by-law provisions. Stockholders who wish to submit a proposal for consideration at our 2007 Annual Meeting of Stockholders, but who do not wish to submit a proposal for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, should deliver to us a copy of their proposal no later than March 31, 2007. If a stockholder fails to provide such 45-day notice, the respective proposal need not be addressed in the proxy materials and the proxies may exercise their discretionary voting authority when the proposal is raised at the annual meeting. In either case, proposals should be sent to eSpeed, Inc., 110 East 59th Street, New York, NY 10022, Attention: Secretary.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, our directors, executive officers and any person holding more than 10% of our Class A common stock are required to file initial forms of ownership of our Class A common stock and reports of changes in that ownership with the SEC. Based solely on our review of the copies of such forms received by us with respect to fiscal year 2005, to the best of our knowledge, all reports were filed on a timely basis.

CODE OF ETHICS AND WHISTLEBLOWER PROCEDURES

In 2004, we adopted the eSpeed Code of Business Conduct and Ethics (the “Code of Ethics”), a code of ethics that applies to members of our Board of Directors, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Controller, other executive officers and our other employees. The Code of Ethics is publicly available on our website at www.espeed.com under the heading “Investor Info.” If we make any substantive amendments to the Code of Ethics or grant any waiver, including any implicit waiver, from a provision of the Code of Ethics to our directors or executive officers, we will disclose the nature of such amendment or waiver on our website or in a Current Report on Form 8-K.

In accordance with the requirements of the Sarbanes-Oxley Act, the Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, and for the confidential, anonymous reporting of employee concerns regarding questionable accounting or auditing matters. The General Counsel and the Chairman of the Audit Committee will direct the investigation of any such complaints in accordance with the procedures.

MISCELLANEOUS

Our Board of Directors knows of no other business to be presented at our Annual Meeting. If, however, other matters properly do come before our Annual Meeting, it is intended that the Proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons holding such Proxies.

STOCKHOLDERS ARE URGED TO COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED OR CAST THEIR VOTE OVER THE INTERNET. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING, AND YOUR COOPERATION WILL BE APPRECIATED.

By Order of the Board of Directors,

STEPHEN M. MERKEL

Secretary

New York, NY

November 15, 2006

eSPEED, INC.

2006 Annual Meeting of Stockholders—December 14, 2006

The undersigned hereby appoints Howard W. Lutnick and Stephen M. Merkel, and each of them, proxies, with full power of substitution, to appear on behalf of the undersigned and to vote all shares of Class A common stock (par value $0.01) and Class B common stock (par value $0.01) of eSpeed, Inc. (the “Company”) that the undersigned is entitled to vote at the 2006 Annual Meeting of Stockholders of the Company to be held at the Hôtel Plaza Athénée, 37 East 64th Street at Madison Avenue, New York, NY 10021, on December 14, 2006, commencing at 10:00 a.m. (local time), and at any adjournment thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL LISTED NOMINEES AS DIRECTORS.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Please mark box [X] in blue or black ink.

1.	Election of Directors.

Nominees: HOWARD W. LUTNICK, LEE M. AMAITIS, JOHN H. DALTON, BARRY R. SLOANE AND ALBERT M. WEIS.

[    ] FOR all nominees listed above

[    ] WITHHOLD AUTHORITY to vote for the following nominees:

(Instructions: To withhold authority to vote for any one or more nominees, mark the “WITHHOLD AUTHORITY” box and write the name of the nominee or nominees in the space provided above.)

(Continued and to be signed on reverse side)

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the 2006 Annual Meeting and any adjournment thereof.

Please sign exactly as your name appears on the left. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

PLEASE CHECK HERE IF YOU PLAN TO ATTEND THE 2006 ANNUAL MEETING [ ]

Dated:	, 2006

Signature

To vote by mail, please complete, date, sign, and return the proxy card using the enclosed envelope. To vote on the internet, please visit www.proxyvote.com and follow the instructions.